EXHIBIT 5

                                February 27, 1998



Styling Technology Corporation
2390 E. Camelback Road, Suite 435
Phoenix, Arizona 85016

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         As special legal counsel to Styling Technology Corporation, a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-8 to be filed on February 27, 1998 with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 90,000 shares of common stock, par value $.0001 per share, of the Company (the "Shares") issuable pursuant to certain stock options granted by the Company (the "Grant"). The facts, as we understand them, are set forth in the Registration Statement.

         With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

          A. The Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 29, 1995, and amended on September 19, 1996;

          B.   The Bylaws of the Company, as amended through the date hereof;

          C. Resolutions of the Board of Directors of the Company dated February 23, 1998 ratifying the Grant;

          D. Stock Option Agreement dated June 29, 1995 between Thomas M. Clifford and the Company, as amended by the Separation Agreement dated January 16, 1998 between Thomas M. Clifford and the Company (the "Grant Agreement"); and
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Styling Technology Corporation
February 27, 1998
Page 2


          E.   The Registration Statement.

         Subject to the assumptions that (i) the documents examined by us are genuine and authentic and have been properly executed and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Grant Agreement, will be validly issued, fully paid, and nonassessable.

         Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under the laws of the State of Arizona and the General Corporation Laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

         We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.


                                          Very truly yours,

                                          /s/ O'Connor, Cavanagh, Anderson,
                                          Killingsworth & Beshears,
                                          a Professional Association